UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2018

Commission file number 001-31617

BRISTOW GROUP INC.
(Exact name of registrant as specified in charter)

Delaware	72-0679819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2103 City West Blvd., 4th Floor, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

None

Former name, former address and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 9, 2018, Bristow Group Inc. (the “Company”) announced that Jonathan E. Baliff will retire from the Company in the coming months. Mr. Baliff has served as President and Chief Executive Officer of the Company, and has stepped down from the position of President effective November 9, 2018. Mr. Baliff currently continues to serve as Chief Executive Officer of the Company. Mr. Baliff is expected to resign from the Company’s Board of Directors (the “Board”) concurrently with the effectiveness of his retirement.

Thomas N. Amonett, a member of the Board, has been elected as the Vice-Chairman of the Board and has been appointed to serve as the interim President of the Company during the CEO transition process (the “Interim Term”). Mr. Amonett will continue to serve as a member of the Board while serving as interim President of the Company, but will not be an independent director during this period and has resigned from the Compensation Committee of the Board, effective November 8, 2018.

Thomas N. Amonett joined the Board in February 2006. Mr. Amonett served as a member of the Board’s Compensation Committee from 2006 to November 8, 2018 and on the Board’s Audit Committee from 2006 to 2016. Most recently, Mr. Amonett served as President and Chief Executive Officer of Athlon Solutions, LLC from 2013 to May 2018. Prior to Athlon, Mr. Amonett served as President, Chief Executive Officer and a director of Champion Technologies, Inc. from 1999 to 2013 and as President, Chief Executive Officer and a director of American Residential Services, Inc. from 1997 to 1999. Mr. Amonett currently serves as a director of Orion Group Holdings, Inc., where he serves as Chairman of the Nominating and Governance Committee and as a member of the Audit Committee. Mr. Amonett served as a director of Hercules Offshore Inc. from 2007 to 2015, where he served as Chairman of the Nominating and Governance committee. His previous directorships also include TODCO from 2003 to 2007, when TODCO was acquired by Hercules Offshore, Inc.

There are no transactions between Mr. Amonett and the Company that would be reportable under Item 404(a) of Regulation S-K, and no arrangements or understandings with any other persons pursuant to which he was selected for the position of interim President of the Company.

Commencing effective as of November 9, 2018, the Board approved a base salary for Mr. Amonett during the Interim Term at a rate equal to $250,000 per annum. During the Interim Term, Mr. Amonett will not be eligible for any compensation that is otherwise payable to non-employee directors of the Company, including director fees and director equity awards. Notwithstanding the foregoing, Mr. Amonett’s service as a continuing director during the Interim Term will be considered continued service to the Company for vesting purposes with respect to any outstanding director equity awards currently held by Mr. Amonett. Mr. Amonett acknowledged and agreed that, during the Interim Term, he is not entitled to participate in any of the benefit plans maintained by the Company for its employees, including, without limitation, severance, medical, dental, disability, bonus, employee incentive or equity awards, deferred compensation plans and flexible benefit plans. Further, Mr. Amonett also acknowledged and agreed that he is not eligible to participate in the Company’s 401(k) savings plan during the Interim Term.

Item 7.01. Regulation FD Disclosure.

In connection with the upcoming retirement of Mr. Baliff and the appointment of Mr. Amonett, the Company issued a press release on November 9, 2018, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 is being furnished, not “filed,” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Accordingly, the information contained in Exhibit 99.1 will not be incorporated by reference into any registration statement or other document filed by Bristow Group Inc. pursuant to the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release, dated as of November 9, 2018

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.
Date: November 15, 2018	By:	/s/ E. H. Underwood III
E. H. Underwood III
Interim General Counsel